EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation

Packeteer Holdings, Inc.	Delaware
Packeteer International Inc.	Delaware
Packeteer Services, Inc.	Delaware
Tacit Networks, Inc.	Delaware
Packeteer Caymans	Cayman
Packeteer Japan Inc. Y.K.	Japan
Packeteer Asia Pacific Limited	Hong Kong
Packeteer Europe B.V.	The Netherlands
Packeteer Technologies	Canada
Packeteer Australia Pty Limited	Australia
Packeteer UK Ltd.	United Kingdom
Packeteer GmbH	Germany
Packeteer SAS	France
Packeteer Aps	Denmark
Packeteer Singapore	Singapore
Packeteer Korea	South Korea
Packeteer Iberica	Spain
Packeteer Shanghai	China
Packeteer Beijing	China
Packeteer India	India
Packeteer Malaysia	Malaysia
Packeteer (Thailand) Ltd.	Thailand
Packeteer Italy s.r.l.	Italy
Packeteer do Brasil Ltda.	Brazil
Packeteer Mexico S de RL	Mexico
Packeteer FZ-LLC	United Arab Emirates